Exhibit 3.1

FOURTH AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ICG GROUP, INC.

ICG Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: This Certificate of Amendment amends the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective on September 2, 2014 at 12:01 a.m. EDT.

FOURTH: Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“1.    Name. The name of the Corporation is Actua Corporation.”

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by Walter W. Buckley, III, its Chief Executive Officer, this 28th day of August, 2014.

ICG GROUP, INC.

By:	/s/ Walter W. Buckley, III
	Name:	Walter W. Buckley, III
	Title:	Chief Executive Officer